UNITED STATES DISTRICT COURT
                      DISTRICT OF NEW JERSEY

    CHAMBERS OF                          UNITED STATES COURTHOUSE
JEROME B. SIMANDLE                        ONE JOHN F. GERRY PLAZA
  DISTRICT JUDGE                               P.O. BOX 885
                                             CAMDEN, NJ 08101
                                               (609) 757-6187

                                June 30, 1995


Theodore M. Lieverman, Esquire
Tomar, Simonoff, Adourian, O'Brien,
     Kaplan, Jacoby & Graziano
41 South Haddon Avenue
Haddonfield, NJ 08033

William F. Maderer, Esquire
Saiber, Schlesinger, Satz & Goldstein
One Gateway Center
Newark, NJ 07102-5311

Phil C. Neil, Esquire
Neal, Gerber & Eisenberg
Two North LaSalle Street
Chicago, Illinois 60602

     Re: Hotel Employees Restaurant Employers International
         Union Local 54 v. Elsinore Shore Associates, etc.,
         Civil No. 89-2143 (JBS)
         Finkler, et al. v. Elsinore Shore Associates, etc., Civil No. 89-2330 (JBS)

Dear Counsel:

     The enclosed Order for Verdict Upon Liability Issues was filed with the Clerk today, and a confirmed copy is enclosed.

     The court's Findings of Fact and Conclusions of Law will be filed shortly. I had expected to have the Findings in final form today, but regrettably a short additional period will be required. Because I did not wish to further delay your knowledge of the decisions upon these aspects, I decided to enter the accompanying Order for Verdict Upon Liability Issues, which specifically is stayed until the Findings of Fact and Conclusions of Law are entered. Likewise, entry of Judgement is stayed until the Findings are entered. This means that the time for any motion for reconsideration of appeal or other proceeding shall not begin to run until the findings are entered.

     I will arrange to send the Findings by overnight mail when entered, which I expect in the next 14 days. At that time we can have a status conference to discuss the next proceedings to be undertaken.

                                Very truly yours,


                                JEROME B. SIMANDLE
                                U.S. District Judge

JBS:bg

               IN THE UNITED STATES DISTRICT COURT
                  FOR THE DISTRICT OF NEW JERSEY

HOTEL EMPLOYEES RESTAURANT      :
EMPLOYERS INTERNATIONAL UNION
LOCAL 54,                       :

               Plaintiff,       :     Civil No. 89-2143 (JBS)

            v.                  :           and

ELSINORE SHORE ASSOCIATES       :       ORIGINAL FILED
d/b/a ATLANTIS HOTEL AND                 June 5, 1995
CASINO, et al.,                 :   WILLIAM M. WALSH, CLERK

               Defendants.      :
---------------------------------
DANIEL L. FINKLER, et al., on   :
behalf of themselves and all
others similarly situated,      :

               Plaintiffs,      :

            v.                  :     Civil No. 89-2330 (JBS)

ELSINORE SHORE ASSOCIATES       :
d/b/a ATLANTIS HOTEL AND
CASINO, et al.,                 :

               Defendants.      :

                            ORDER FOR
                  VERDICT UPON LIABILITY ISSUES

          These consolidated cases came before the court for trial without a jury upon liability issues; and
          The court having reviewed all evidence presented, including testimony, documents and stipulations, together with the post-trial proposed findings of fact and conclusions of law; and
          Having also considered the trial briefs and oral arguments of cause; and
          For reasons to be set forth in Findings of Fact and Conclusions of Law to be filed shortly consistent with Rule 52(a), Fed. R. Civ. P.;
          IT IS this 30th day of June, 1995, hereby
          ORDERED that plaintiffs have failed to demonstrate defendants' liability with respect to plaintiffs' claims under the Worker Adjustment and Retraining Notification Act ("WARN Act"), 29 U.S.C. SS 2101-2109 and applicable regulations thereunder; and
          IT IS FURTHER ORDERED that the eligible sub-class of plaintiffs in the Finkler case, Civil No. 89-2330 (JBS), have demonstrated that defendant Elsinore Shore Associates ("ESA") is liable for breach of the retroactive pay agreements with such eligible employees under the terms of the "Benefit Installment or Lump Sum Payment Agreement" in the full amount of consideration less any payments received, together with prejudgment interest under New Jersey law; and
          IT IS FURTHER ORDERED that the eligible sub-class of plaintiffs in the Finkler case have demonstrated that defendants Elsinore of Atlantic City ("EAC") and Elsub Corporation ("Elsub") are jointly liable as general partners of ESA for ESA's contractual liability supra, under the retroactive pay agreements, and further that defendant Elsinore Corporation ("Elsinore") is jointly liable with Elsub for this indebtedness by operation of New Jersey law; and
          IT IS FURTHER ORDERED that operation of this order for Verdict Upon Liability Issues by stayed, and that no Judgment hereon be entered, until the forthcoming Findings of Fact and Conclusions of Law have been entered.


                                ___________________________
                                JEROME B. SIMANDLE
                                U.S. DISTRICT JUDGE